UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2011

A. O. Smith Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-475	36-0619790
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 West Park Place Milwaukee, Wisconsin		53224-9508
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (414) 359-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.     Entry into a Material Definitive Agreement

On July 18, 2011, A. O. Smith Corporation, a Delaware corporation (“A. O. Smith”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which A. O. Smith agreed to acquire Lochinvar Corporation of Lebanon, Tennessee (“Lochinvar”). Lochinvar is a leading manufacturer of high-efficiency boilers used in commercial and residential hydronic heating and hot water applications. Under the terms of the Purchase Agreement and related agreements, A. O. Smith agreed to purchase all of the issued and outstanding stock of Lochinvar and its U.K. sales affiliate, Lochinvar Limited, and Lochinvar’s headquarters and manufacturing facility located in Lebanon, Tennessee. The aggregate purchase price for these transactions is equal to $418 million in cash plus an earnout of up to an additional $35 million in cash if certain revenue goals are met by November 2010. The purchase price in the Purchase Agreement is subject to a customary working capital adjustment. A. O. Smith will not assume Lochinvar’s existing debt, which will be paid in connection with the consummation of the transaction. A. O. Smith expects to fund the purchase price with a combination of cash and debt, which it expects to borrow under its $425 million revolving credit facility. Neither transaction is subject to a financing condition.

The Purchase Agreement contains representations and warranties and covenants of A. O. Smith and Lochinvar’s shareholders. The consummation of the transaction is subject to customary closing conditions, including, among others (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the closing of the purchase of Lochinvar’s headquarters and manufacturing facility, (iii) the absence of a material adverse change to Lochinvar, (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by A. O. Smith and Lochinvar’s shareholders, respectively, and (v) compliance by A. O. Smith and Lochinvar’s shareholders with their respective obligations under the Purchase Agreement.

The Purchase Agreement contains certain termination rights for A. O. Smith and Lochinvar’s shareholders if any of the conditions for closing have not been satisfied. Any party may seek specific performance of the Purchase Agreement if any other party breaches its obligations. The Purchase Agreement also provides for customary indemnification rights with respect to a breach of a representation and warranty or covenant by any party.

This description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. Inclusion of this agreement is not intended to provide any other factual, business or operational information about A. O. Smith or Lochinvar. The Purchase Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in A. O. Smith’s public disclosures.

Safe Harbor for Forward-Looking Statements

Statements in this report that relate to future results and events are forward-looking statements based on A. O. Smith’s current expectations regarding the transactions contemplated by the Purchase Agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transactions may not be timely completed, if at all; that, prior to the consummation of the transactions, if at all, one or more closing conditions may not be fulfilled; that the Purchase Agreement may be terminated; and other risks that are described in A. O. Smith’s Annual Report on Form 10-K for the year ended December 31, 2010, in its most recent Quarterly Report on Form 10-Q and in its subsequently filed SEC reports. A. O. Smith undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.

Item 9.01.     Financial Statements and Exhibits

10.1	Stock Purchase Agreement, dated as of July 18, 2011, by and among A. O. Smith Corporation, the shareholders of Lochinvar Corporation and Lochinvar Limited, and William L. Vallett, Jr., as Sellers’ Representative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: July 22, 2011	By:	/s/ James F. Stern
James F. Stern

Executive Vice President, General Counsel and Secretary

A. O. SMITH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated July 18, 2011

Exhibit No.	Description
(10.1)	Stock Purchase Agreement, dated as of July 18, 2011, by and among A. O. Smith Corporation, the shareholders of Lochinvar Corporation and Lochinvar Limited, and William L. Vallett, Jr., as Sellers’ Representative.